Exhibit 21.1
LIST OF SUBSIDIARIES OF ULTRA PETROLEUM CORP.

Jurisdiction of
Entity	Organization

Keystone Gas Gathering, LLC	Delaware

Sino-American Energy Corporation	Nevada

Ultra Resources, Inc.	Wyoming

UP Energy Corporation	Nevada